INGERSOLL-RAND COMPANY
SUPPLEMENTAL EMPLOYEE SAVINGS PLAN II
Effective January 1, 2005 and Amended and
Restated through October 1, 2012

INTRODUCTION

Ingersoll-Rand Company (the “Company”) established the Ingersoll-Rand Company Employee Savings Plan (the “Qualified Savings Plan”) effective January 1, 2003 for employees employed by the Company and certain subsidiaries and affiliates of the Company (the “Employees”), under which benefits do not reflect compensation of Employees in excess of the limitation imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) or compensation deferred under the IR Executive Deferred Compensation Plan II (the “Deferral Plan”). The Qualified Savings Plan is a continuation of the Ingersoll-Rand Company Savings and Stock Investment Plan.

The purpose of this Ingersoll-Rand Company Supplemental Employee Savings Plan II (the “Supplemental Savings Plan II”) is to provide a vehicle under which Employees can be paid benefits that are supplemental to benefits payable under the Qualified Savings Plan with respect to compensation that is not taken into account under the Qualified Savings Plan.

The Supplemental Savings Plan II is a continuation of the amended and restated Ingersoll-Rand Company Supplemental Employee Savings Plan (the “Predecessor Plan”), which was formerly known as the Ingersoll-Rand Company Supplemental Savings and Stock Investment Plan. The Company has frozen the Predecessor Plan with respect to all deferrals to the extent such deferrals would be subject to Section 409A of the Code.

The Company now hereby adopts this Supplemental Savings Plan II, effective January 1, 2005, to provide for deferrals of amounts subject to Section 409A of the Code on substantially the same terms as those provided under the Predecessor Plan to the extent such terms are not inconsistent with Section 409A of the Code. The Supplemental Savings Plan II shall apply to amounts credited to Employees accounts hereunder (including earnings on such amounts) with respect to compensation earned after December 31, 2004 that, pursuant to the effective date rules of Section 885(d) of the American Jobs Creation Act of 2004 and Treasury Regulations section 1.409A-6(a) are subject to Section 409A of the Code.

It is intended that this Supplemental Savings Plan II be treated as “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of the Employee Retirement Income Security Act of 1974, as amended. To the extent that Section 409A of the Code applies to the Supplemental Savings Plan II, the terms of the Supplemental Savings Plan II are intended to comply with Section 409A of the Code and any regulations or other administrative guidance issued thereunder, and such terms shall be interpreted and administered in accordance therewith.

Unless otherwise indicated herein, capitalized terms shall have the same meanings that they have under the Qualified Savings Plan. For purposes of this Supplemental Savings Plan II, the term “Separation from Service” means a separation from service under the general rules under Section 409A of the Code.

SECTION 1
PARTICIPATION

1.1
Participation. An Employee shall participate under this Supplemental Savings Plan II if a Supplemental Company Contribution is creditable to the Employee’s Account under Section 2.2 with respect to compensation earned for any year commencing after December 31, 2004.

SECTION 2
ACCOUNTS/SUPPLEMENTAL BENEFITS

2.1
Employee Accounts. The Company shall establish on its books an account for each Employee who participates in this Supplemental Savings Plan II (each an “Employee Account”). Such Employee Accounts shall consist of separate sub-accounts for Supplemental Matching Contributions and Supplemental Core Contributions, to be credited in accordance with Sections 2.2 and 2.3 hereof.

2.2
Supplemental Company Contributions. An Employee shall be entitled to receive a Supplemental Company Contribution (credited as provided in Section 2.3) for any year commencing after December 31, 2004 in which the Employee’s Compensation for the year exceeds the limitation provided under Section 401(a)(17) of the Code and/or did not reflect compensation deferred under the Deferral Plan. The amount of Supplemental Company Contributions credited to the Employee Account for any such year shall equal the total of:

(a)
the Company Matching Contributions for any year commencing after December 31, 2004, calculated as if the limitations described above did not apply, less the Company Matching Contributions made with respect to the Employee under the Qualified Savings Plan for such year (“Supplemental Matching Contributions”); and

(b)
the Company Core Contributions for any year commencing on or after December 31, 2011, calculated as if the limitations described above did not apply, less the Company Core Contributions made with respect to the

Employee under the Qualified Savings Plan for such year (“Supplemental Core Contributions”).

Such Supplemental Company Contributions shall be based upon the actual rate of Company Matching Contributions and Company Core Contributions made with respect to the Employee under the Qualified Savings Plan for the applicable period.

2.3	Crediting and Investment Allocation of Supplemental Company Contributions.

(a)
For purposes of determining the amount of investment earnings to be contributed to his Employee Account, an Employee may elect to allocate Supplemental Company Contributions (or to separately allocate Supplemental Matching Contributions and Supplemental Core Contributions) to or among Common Stock Units or any of the investment options available under the Qualified Savings Plan, other than a self-directed brokerage window, subject to such limitations as may be established by the Administrative Committee. In the event the Employee fails to make an investment selection with respect to his Supplemental Company Contributions credited for any period after July 1, 2012, such Supplemental Company Contributions shall be credited to the applicable target-date retirement fund offered under the Qualified Savings Plan. Supplemental Company Contributions credited to an Employee’s Employee Account for periods prior to July 1, 2012 shall remain allocated to Common Stock Units unless and until the Employee reallocates such amounts pursuant to Section 2.3(b).

(b)
Effective October 1, 2012, and subject to the Company’s policies regarding insider trading, an Employee may change his investment allocations with respect to amounts credited to his Employee Account and to future Supplemental Company Contributions on a daily or such other basis as approved by the Administrative Committee. An Employee’s selected investment allocations will remain in effect and may be changed by the Employee after his Separation from Service and before the Payment Date under Section 4.1.

(c)
For purposes of determining the balance of an Employee’s Employee Account, investment allocations to or changes from Common Stock Units or other investment options shall be valued in accordance with the recordkeeping procedures established under the Qualified Savings Plan.

(d)
On the date of payment of each cash dividend in respect of the Common Stock, each Employee Account credited with Common Stock Units as of such date shall be credited with additional Common Stock Units in the same manner and at the same time as determined under the recordkeeping procedures established for the Qualified Savings Plan.

(e)
In the event of any stock dividend on the Common Stock or any split-up or combination of shares of the Common Stock, appropriate adjustment shall be made by the Administrative Committee (hereinafter defined) in the aggregate number of Common Stock Units credited to each Employee Account.

(f)	Definitions. For purposes of this Supplemental Savings Plan II, the following terms shall have the meanings set forth below:

(i)	“Common Stock” means the ordinary shares, par value $1.00 per share, of Ingersoll-Rand plc, an Irish company.

(ii)
“Common Stock Unit” means the right to receive dividends in respect of the Common Stock and the right to receive the fair market value of one unit of Common Stock as determined under the recordkeeping procedures established for the Company Stock Fund under the Qualified Savings Plan.

(iii)	“Compensation” means Compensation as defined in the Qualified Savings Plan; provided that Compensation shall not include commissions.

(g)
Notwithstanding any other provision of this Supplemental Savings Plan II that may be interpreted to the contrary, an Employee’s investment allocations, including Common Stock Units, are to be used for measurement purposes only, and an Employee’s election of any investment option, the crediting to his or her Employee Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to an Employee’s Employee Account shall not constitute or be construed in any manner as an actual investment of his or her Employee Account balance in any such investment option. In the event that the Company or the trustee of a trust established in accordance with Section 5, in its own discretion, decides to invest funds in any or all of the investment options, no Employee shall have any rights in or to such investments themselves. Without limiting the foregoing, an Employee’s Employee Account shall at all times be a bookkeeping entry only and shall not represent any investment made on the Employee’s behalf by the Company or the trust. The Employee shall at all times remain an unsecured creditor of the Company.

SECTION 3
VESTING AND FORFEITURES

3.1	Supplemental Matching Contributions. An Employee shall at all times be fully vested in that portion of his Employee Account attributable to Supplemental Matching Contributions.

3.2	Supplemental Core Contributions.

(a)
An Employee shall be vested in that portion of his Employee Account attributable to Supplemental Core Contributions only at such date as he becomes vested in his Company Core Contributions under the Qualified Savings Plan.

(b)
If an Employee is not vested in the balance of his Employee Account attributable to Supplemental Core Contributions as of the date of his Separation from Service, such balance shall be forfeited as of the Valuation Date of such Separation from Service (the “forfeiture date”).

(c)
In the event an Employee is reemployed prior to the sixth anniversary of his Separation Date, the nonvested balance of his Employee Account attributable to Supplemental Core Contributions which was forfeited in accordance with the provisions of paragraph (b) above shall be restored to such Employee’s Employee Account on the Valuation Date coincident with or next following his date of reemployment.

SECTION 4
DISTRIBUTIONS

4.1    Time and Form of Distribution.

(a)
The balance credited to an Employee’s Employee Account as of the last Valuation Date preceding the Payment Date shall be paid in the form of a cash lump sum on the Employee’s Payment Date. The Payment Date for any Employee shall be the later of (a) the first business day of the first calendar year following the date of the Employee’s Separation from Service, or (b) the first business day that is six months after the date of such Employee’s Separation from Service.

(b)
Any payment under Section 4.1(a) shall be made to the Employee or, if the Employee is not then living, to the Employee’s beneficiary(ies) under the Qualified Savings Plan. Any payment to such beneficiary(ies) shall be payable thirty (30) days after the date of the Employee’s death, or as soon as practicable thereafter.

4.2
Payment of Benefits. The benefits payable under this Supplemental Savings Plan II shall be paid to an Employee (or beneficiary(ies)) by the Company, provided, however, that if the Company shall have made a contribution to a trust established under Section 5 hereof of all or a portion of the amount credited to such Employee’s Account under this Supplemental Savings Plan II, the amount paid to the Employee by the Company hereunder shall be reduced by the amount distributed to such Employee from such trust, and the amount distributed to such Employee from such trust shall be limited by the amount to which such Employee is entitled pursuant to Section 4.2 hereof.

SECTION 5
TRUST FUND INVESTMENT

5.1
Establishment of Trust. Except as provided in Section 6.1 hereof, the Company shall have no obligation to fund the Employee Accounts hereunder. The Company may, however, in its sole discretion transfer assets to a trust fund to assist it in meeting its obligations under this Supplemental Savings Plan II. The trust agreement shall provide that all amounts contributed to the trust, together with earnings thereon, shall be invested and reinvested as provided therein.

5.2
Rights of Creditors. The assets held by the trust shall be subject to the claims of general creditors of the Company in the event of the Company’s insolvency. The rights of an Employee to the assets of such trust fund shall not be superior to those of an unsecured creditor of the Company.

5.3
Disbursement of Funds. All contributions to the trust fund shall be held and disbursed in accordance with the provisions of the related trust agreement. No portion of the trust fund may be returned to the Company other than in accordance with the terms of the related trust agreement.

5.4
Company Obligation. Notwithstanding any provisions of any such trust agreement to the contrary, the Company shall remain obligated to pay benefits under this Supplemental Savings Plan II. Nothing in this Supplemental Savings Plan II or any such trust agreement shall relieve the Company of its liabilities to pay benefits under this Supplemental Savings Plan II except to the extent those liabilities are met by the distribution of trust assets.

SECTION 6
CHANGE IN CONTROL

6.1
Contributions to Trust. In the event that the Board of Directors of Ingersoll-Rand Company is informed by the Board of Directors of Ingersoll-Rand plc that a “change in control” of Ingersoll-Rand plc has occurred, Ingersoll-Rand Company shall be obligated to establish a grantor trust and to contribute to the grantor trust an amount equal to the balance credited to each Employee’s Employee Account established hereunder, such Employee Accounts to be valued as of the last day of the calendar month immediately preceding the date the Board of Directors of Ingersoll-Rand Company was informed that a “change in control” has occurred.

6.2	Amendments. Following a “change in control” of Ingersoll-Rand plc, any amendment modifying or terminating this Supplemental Savings Plan II shall have no force or effect.

6.3
Definition of Change in Control. For purposes hereof, a “change in control” shall have the meaning designated: (i) in the Ingersoll-Rand Company Amended and Restated Grantor Trust Agreement dated August 6, 1999 between the Company and Wachovia Bank, as trustee, as amended, or (ii) in such other trust agreement that restates or supersedes the agreement referred to in clause (i), in either case for purposes of satisfying certain obligations to executive employees of Ingersoll-Rand Company. For purposes of this Section 6, the term “change in control” shall refer solely to a “change in control” of Ingersoll-Rand plc.

SECTION 7
MISCELLANEOUS

7.1
Amendment and Termination. Except as provided in Section 6.2, this Supplemental Savings Plan II may, at any time and from time to time, be amended or terminated without the consent of any Employee or beneficiary, (a) by the Board of Directors of Ingersoll-Rand plc or the Compensation Committee (as designated in Section 7.6), or (b) in the case of amendments which do not materially modify the provisions hereof, the Administrative Committee (as described in Section 7.6), provided, however, that no such amendment or termination shall reduce any benefits accrued under the terms of this Supplemental Savings Plan II as of the date of termination or amendment.

7.2
No Contract of Employment. The establishment of this Supplemental Savings Plan II or any modification thereof shall not give any Employee or other person the right to remain in the service of the Company or any of its subsidiaries, and all Employees and other persons shall remain subject to discharge to the same extent as if the Supplemental Savings Plan II had never been adopted.

7.3	Limitation of Rights. Nothing in this Supplemental Savings Plan II shall be construed to give any Employee any rights whatsoever with respect to shares of Common Stock.

7.4
Withholding. The Company shall be entitled to withhold from any payment due under this Supplemental Savings Plan II any and all taxes of any nature required by any government to be withheld from such payment.

7.5	Loans. No loans to Employees shall be permitted under this Supplemental Savings Plan II.

7.6
Compensation Committee. This Supplemental Savings Plan II shall be administered by the Compensation Committee (or any successor committee) of the Board of Directors of Ingersoll-Rand plc (the “Compensation Committee”). The Compensation Committee has delegated to the Administrative Committee appointed by the Company’s Chief Executive Officer (the “Administrative Committee”) the authority to administer this

Supplemental Savings Plan II in accordance with its terms. Subject to review by the Compensation Committee, the Administrative Committee shall make all determinations as to the right of any person to a benefit. Any denial by the Administrative Committee of the claim for benefits under this Supplemental Savings Plan II by an Employee or beneficiary shall be stated in writing by the Administrative Committee and delivered or mailed to the Employee or beneficiary. Such notice shall set forth the specific reasons for the Administrative Committee’s decision. In addition, the Administrative Committee shall afford a reasonable opportunity to any Employee or beneficiary whose claim for benefits has been denied for a review of the decision denying the claim.

7.7
Entire Agreement; Successors. This Supplemental Savings Plan II, including any subsequently adopted amendments, shall constitute the entire agreement or contract between the Company and any Employee regarding this Supplemental Savings Plan II. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between the Company and any Employee relating to the subject matter hereof, other than those set forth herein. This Supplemental Savings Plan II and any amendment hereof shall be binding on the Company and the Employees and their respective heirs, administrators, trustees, successors and assigns, including but not limited to, any successors of the Company by merger, consolidation or otherwise by operation of law, and on all designated beneficiaries of the Employee.

7.8
Severability. If any provision of this Supplemental Savings Plan II shall, to any extent, be invalid or unenforceable, the remainder of this Supplemental Savings Plan II shall not be affected thereby, and each provision of this Supplemental Savings Plan II shall be valid and enforceable to the fullest extent permitted by law.

7.9
Application of Plan Provisions. All relevant provisions of the Qualified Savings Plan, to the extent not inconsistent with Section 409A of the Code, shall apply to the extent applicable to the obligations of the Company under this Supplemental Savings Plan II. Benefits provided under this Supplemental Savings Plan II are independent of, and in addition to, any payments made to Employees under any other plan, program, or agreement between the Company and Employees eligible to participate in this Supplemental Savings Plan II, or any other compensation payable to any Employee by the Company or by any subsidiary or affiliate of the Company.

7.10	Governing Law. Except as preempted by federal law, the laws of the State of New Jersey shall govern this Supplemental Savings Plan II.

7.11
Participant as General Creditor. Benefits under this Supplemental Savings Plan II shall be payable by the Company out of its general funds. The Company shall have the right to establish a reserve or make any investment for the purposes of satisfying its obligation hereunder for payment of benefits at its discretion, provided, however, that no Employee eligible to participate in this Supplemental Savings Plan II shall have any interest in such investment or reserve. To the extent that any person acquires a right to receive benefits under this Supplemental Savings Plan II, such rights shall be no greater than the right of any unsecured general creditor of the Company.

7.12
Nonassignability. To the extent permitted by law, the right of any Employee or any beneficiary in any benefit hereunder shall not be subject to attachment, garnishment, or other legal process for the debts of such Employee or beneficiary; nor shall any such benefit be subject to anticipation, alienation, sale, pledge, transfer, assignment or encumbrance.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized representative on this 14th day of November, 2012.

INGERSOLL-RAND COMPANY

By:    /s/ Barbara Santoro
Barbara A. Santoro
Vice President & Secretary